Exhibit 99.1

WidePoint Corporation

Third Quarter 2014 Earnings Conference

November 13, 2014

Operator: Good day and welcome to the WidePoint Corporation Third Quarter 2014 Earnings Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to David Fore of Hayden, IR. Please go ahead, sir.

David Fore: Thank you, Operator. Good afternoon to all participants in WidePoint's third quarter 2014 financial results conference call. With me today are WidePoint's Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarterly results and Jim will provide additional financial details. Then we'll open the call to questions from participants.

Before I turn the call over to Steve, I'd like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995; expressions of future goals, including financial guidance and similar expressions, including without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts and expressions which reflect something other than historical facts are intended to identify forward-looking statements.

These forward-looking statements involve a number of risks factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint's annual report on Form 10-K and its quarterly reports on Form 10-Q and other SEC filings the Company releases.

Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar for opening remarks.

Steve Komar: Thank you, David, and good afternoon to all of you that have joined us on our WidePoint Corporation quarterly earnings call this afternoon. We would obviously like to express our appreciation to each of you for your continued interest in our performance and in the Company's outlook for the future.

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First, I am pleased to report that WidePoint posted a strong business-building third quarter, featuring revenues at $14.6 million, up substantially from the prior calendar quarter and prior year and over 50% greater than our first quarter of this year. Jim McCubbin will walk you through our operating performance measures and statistics as part of his prepared remarks. However, I would like once more to take a few minutes to share with you some of the events and progress that supported this growth and further set the stage for continued acceleration of our most recent revenue performance.

We witnessed quarter-over-quarter growth in all three of our revenue groupings and more specifically realized a continuing ramp-up of task orders in our federal government business, with the continued obvious focus on our $600 million Blanket Purchase Agreement, or BPA, with the Department of Homeland Security. Our biggest driver of near-term revenue growth remains our five-year, single-awardee BPA with the DHS, which provides for the provision of cellular wireless managed services for all DHS component organizations. We recorded our initial revenue from the DHS award during the second quarter of this year, and we expect revenue from this contract to ramp up to over $75 million annually over the next several quarters.

We also continued to see additional new wins and contracts from our federal business activities with other department level agencies, such as Health and Human Services and the Department of Justice. Across all our government markets, we have received over $190 million in new or extended multi-year revenue awards, just in the second and third quarters of this year. Not to be overlooked, our commercial market opportunities and geographic reach are expanding. Most recently, through our Dublin, Ireland-based subsidiary Soft-ex Communications Limited and with our relationship with Compass Group Global, we will be implementing transnational support for this global food services giant at five of their largest local country subsidiaries during 2015. And we have with new relationships with partners such as SPYRUS, Wave and Kyocera Communications.

Also worthy of mention on the Managed Mobility solution side of our business are our growing activities with telecom carriers such as AT&T and British Telecom to bring hybridized, secured mobile telecommunication solutions to the marketplace. Beyond our traditional telecommunications life cycle and Managed Mobility solutions, we remain very excited about our Cert-on-Device security solution, which provides secure digital certificates via SD and micro SD form factors for all types of mobile devices, smartphones, secured remote cameras and sensors. We launched this service in the first quarter of this year, and in the immediately subsequent second quarter we saw widespread interest across both the government and commercial markets for our solution.

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We're currently marketing Cert-on-Device with two handset manufacturer partners, Kyocera and LG USA, and we expect to finish up preparatory work and announce at least one additional major handset partner in the coming months. Perhaps even more importantly, we expect to see new revenue opportunities from these initiatives within 2015 based on a number of pilot opportunities we will be commencing with these players and with DHS agencies during the first quarter of 2015. We are simultaneously working closely with the three leading handset manufacturers to directly embed our Cert-on-Device security offering into their OEM equipment smartphone and tablet offerings during the actual manufacturing process.

Also, we've already announced marketing relationships with two of these manufacturers, LG Electronics MobileComm, USA and Kyocera Communications. With Kyocera, their portfolio of industry leading ruggedized mobile devices now will be offered as part of WidePoint's Telecom Lifecycle Management solutions. WidePoint customers will be able to order secured Kyocera devices directly from their WidePoint online ordering portals.

In addition, we have partnered with SPYRUS to deliver a unique integrated solution using our Cert-on-Device combined with their Windows to Go live drives to deliver an industry-differentiated trusted mobile device that guarantees device identity, personal identity and secured network access from any global location. Think of it as a fully-secured networked Windows Office software capability resident on a USB stick that leaves no footprint on any terminal it utilizes anywhere in the world. This solution addresses a market that is estimated to be worth upwards of hundreds of millions of dollars annually over the next three to five years as the needs of an increasingly mobile and global workforce mature. Given these multiple initiatives, this is an incredibly exciting time for our Company. Obviously, much of our challenge going forward will be to adequately resource and timely deliver these several new capabilities. We're also on a playing field with much larger partners who place demands and priorities on us that we must be able to respond to. We're very aware of that and are making whatever commitments are required to ensure that we maximize these market and growth opportunities.

Earlier this year we had instituted some cost controls to ensure that we were not losing focus on expense management discipline. But, you should note that we believe that our focus now needs to be wholly on revenue maximization and realization of the market opportunity before us. All that said, to support these various new and expanding business relationships and opportunities, we recently raised approximately $11.5 million in a public offering of our common stock. These proceeds, in supplement to another successful offering during February of this year, have strengthened our balance sheet to allow us to be able to support these developing opportunities and will also give WidePoint options to pay down debt and/or pursue possible new synergistic business combinations in the future.

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With that as a backdrop I would like to now turn the call over to Jim McCubbin, WidePoint’s CFO for an in-depth discussion of our quarterly financial results. Following Jim’s comments, we'll be opening up the call for all your questions and comments. Jim, the floor is yours.

James McCubbin: Hi, thank you, Steve. Hello everyone. Thank you again for joining our call today. Today in my remarks I am going to discuss our third quarter financial results, including our tax reserve, our recent capital raise, and I will provide an update on our expectations for looking ahead into 2015 and what should be driving those results. In the third quarter, revenue rose approximately 19% to $14.6 million as compared to $12.2 million in the third quarter of 2013 as well as an increase of approximately 17% compared to the previous second quarter of 2014.

As we stated on our previously quarterly calls, we believe that our first quarter revenue was the bottom point for revenue for the year and we were anticipating increasing revenues quarter-to-quarter sequentially for 2014. That appears to have been correct. In the third quarter, revenues were up approximately 9% for both of our carrier services and reselling and consulting services. More importantly, revenues were up about 40% in Managed Services, which represents generally higher gross margins. This is the predominant reason we saw gross margins increased from approximately 24% to 27% for the corresponding periods. Margins were off slightly sequentially looking back at the second quarter as a result of the greater mix of reselling services as a result of increased purchases related to the government fiscal year ended September 30th.

We believe that if Cert-on-Device is deployed in 2015 and the DHS BPA task orders are recognized, that Managed Services should continue to further expand, but as carrier services come online from DHS margins could be erratic quarter-to-quarter until we have all the components online. We currently have four remaining components to come online and anticipate one of those four additional components will start to ramp up between December and March. We've already been notified of that award. Now we just have to start doing the work and we believe that we will be in good shape as we enter March at a good pace for that component. We believe that the other three components should be awarded as early as December of this year and that we should witness the additional awards in 2015 of the other components. With revenue, I am going to address Cert-on-Device a little bit later and what our expectations are. This is more just on comparisons on what we've seen and addressing DHS.

Looking at sales and marketing expense for the quarter, it was about $900,000 or 6% of revenues as compared to about $700,000 or 6% of revenues in the same period last year. The dollar basis increase in sales and marketing expenses reflects of course the addition of Soft-ex as well as some other work we've been doing in front-running some of these Cert-on-Device capabilities and offerings that we're bringing online in 2015. As that comes online, we also may see increases in sales and marketing because of that front-running of Cert-on-Device in the coming quarters. A lot of these efforts are going to be started with pilots in the beginning of 2015 and expanding dramatically in support of those partners as we get further into it.

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Looking at G&A expenses for the quarter, they were approximately $3.8 million or 26% of revenues as compared to approximately $2.3 million or 19% of revenues in same period last year. G&A expenses for the period included a non-cash gain of approximately $700,000. That represented a reduction of fair value contingent obligation related to the AGS acquisition. We had to re-measure it. So, it's not really comparable, apples-to-apples because we really have to exclude this non-cash gain in which case you're really looking at the comparison against about $3 million and—or about 24% of revenue. Excluding the non-cash gain, the increase in G&A expenses was attributed to the inclusion of our acquired Soft-ex subsidiary as well as increased development costs associated with platform enhancements and supporting efforts related to our Cert-on-Device and other next generation identity management solutions.

Just to comment on taxes as well, because there was a big component charge in the third quarter. As of September 30, 2014, the Company recorded a deferred tax asset of approximately $5 million reflecting the benefit of approximately $17.1 million in net operating losses into those carry-forwards available to offset future taxable income for federal income tax purposes. Included in the recorded deferred tax asset we had on the books, the Company had a benefit of approximately $14.5 million available to offset future taxable income for state and federal income tax purposes. Because of the change of ownership provisions of the Tax Reform Act of 1986, the use of a portion of our domestic NOLs may be limited in future periods. Therefore there is a chance that a portion of the carry-forwards may expire before being applied to reduce future income tax liabilities.

On this basis we were required to record a valuation allowance of $5 million against all deferred tax assets during the three month period ended September 30. As the tax look-back rules overweigh the look-forward expectations, this is a regulatory measure, it's not something we can just say, oh, we're going to make a lot of money next year, so therefore we have to go and book this. So, because of this…it was a non-cash charge…it was due to both financial and regulatory requirements and in no way does it mean we believe that this is an indicator of a lack of future profitability expectations. This is a regulatory requirement that we had to book this reserve. It was non-cash. It rolled through the P&L because that’s how GAAP treatment is. That was what the big charge was all about. We could still get the benefit of these NOLs in the future. We just can't book a tax asset again until we show profitability for at least two years consistently with an outlook. Hopefully with our business model coming online as strong as we hope that it will happen, we actually may burn through these before GAAP will allow us to book it. It’s certainly not an issue at all.

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So, also I do want to address one other thing on the P&L. The losses on a GAAP basis look quite large because of the tax loss, but I do want to point out if you look at the losses in the third quarter compared to the sequential second quarter, we saw our EBITDA losses decrease from $614,000 about down to a loss of $320,000. So, there were EBITDA improvements sequentially like we expected to see in this quarter. So, we did attain the results that we were expecting to attain. There was a little variation in revenue mix where we could have had higher margins, but that kind of changes quarter-to-quarter in the market place, and we did see the margin degrade slightly because of this year-end federal period from seeing a little bit more spending occur in the software re-selling area. That’s a quick profile of the P&L.

I now want to move on to the public offering. Steve mentioned in his remarks, at the end of the third quarter in October 28, 2014 we completed the public offering of approximately 6.9 million shares of WidePoint common stock at a purchase price of $1.45 per share. On October 29, 2014, the Company received notice from the underwriter that it fully exercised its over allotment option to purchase an additional approximately million shares of common stock. The gross proceeds to the Company from this offering were about $11.5 million before deducting underwriting discounts and other estimates for offering expenses incurred by the underwriter. The Company received net proceeds of approximately $10.8 million before paying estimated offering expenses of approximately $200,000 incurred by the Company to complete the public offering for tax, audit, legal, fees and various other costs.

In regards to this offering, we would like to take a moment addressing why we chose to undertake it, especially at that time when the market was weak, microcaps were weak. We recently, as Steve has told you, have working with a number of new partners, some announced and some not, for strategic purposes. The effort to support them going into 2015, we believe will require us to focus on completing development and integration work with them as they prepare to take the new offerings to market. To date, we're preparing to start pilots with their partners that could lead to over a million devices to be supported that have already been targeted and won, with an average price range of $1 to $5 per device per month. We've also targeted with our partners an additional five million devices that we're presently in the early stages of marketing to. These are known and identified opportunities.

Our partners believe that there is in an excess of 100 million device growing universe that we can collectively target. This is a great opportunity for us, but we needed to make sure we have the assets to support these large and diverse partners and their clients and therefore with pressure on us to wrap a large portion of our integration work up by the end of this year. We had very little choice but to undertake the capital raise. We were pushed to do it because we were teamed with some large players, and they're building this into their strategic efforts, and they’re going to launch with or without us. We do not want to lose the market opportunity we have in first market opportunity to get there.

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So, given this next generation of identity management opportunities, the continued rollout of the DHS BPA, our commercial expansion efforts with Compass and others, you can see why we had to do this, plus why we believe 2015 should represent a period that allows us to continue to ramp up our revenues and transition from a financial model producing operating losses to one producing strong operating gains. That's a quick summary of the quarter, the tax issue that we had to undertake, the capital raise, as well as where we see things going and the size of the opportunity.

So with that, I would like to turn it back to Steve to move on.

Steve Komar: Thanks Jim. Thanks for your comments. I am sure the information you shared will be of great value to our listeners. But, on the assumption that we may not have touched on every possible question, I would like to now open the call to our listener’s questions and comments. Operator, if you can assist us by opening the line to our listeners, that would be greatly appreciated.

Operator: Thank you. If you would like to ask a question, please signal by pressing star one on your telephone keypad. If you are using a speakerphone, please make sure to pick up your handset prior to pressing your signal, and once again that’s star one if you would like to ask a question. Our first question comes from Mike Crawford with B. Riley and Company.

Mike Crawford: Thank you.

Steve Komar: Hi Mike.

Mike Crawford: Hi. So, it's exciting that you are looking to get Cert-on-Device embedded directly into OEM equipment at time of production as opposed to being inserted externally after the fact. How unique is the SPYRUS solution and did that Company consider working with anyone besides WidePoint to get this trusted Cert-on capability?

Steve Komar: Well, we've been in informal partnership with SPYRUS for the better part of the year, probably a little bit more than a year, and I think it's become a relationship that has sort of honed and come together. So, I cannot specifically answer your question, because I don't know if they considered anybody else, but I can tell you that we've been working together very closely and very productively with them and this seemed to just be a natural extension.

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James McCubbin: Mike, both companies view this as mutually beneficial. We have something they need and they have something that we can go-to-market with and it is profitable for both of us. It's extremely unique with what they're delivering in conjunction with our support and our Cert-on-Device makes them unique. There are four other players in this market, two very strong players. The market opportunity is very dynamic. We already have pilots that we've just started on and with the combination it does make us unique. There are no others players that I am aware that they've talked to or that could provide the result that we're providing and that's why we're working together. That’s also one of the other reasons that many other partners are looking at what we can add to their assembled groups as they go and attack this marketplace.

Mike Crawford: Okay. Thank you. That's helpful. Just at risk of getting into too many acronyms, is this combined solution something that's going to offer just identity and access management or will that enable enterprise mobility management as well. What can be accomplished with that solution?

James McCubbin: Windows, Windows to Go is literally an opportunity led and pushed forward by Microsoft for Windows 8 where a user can take basically a USB, try to keep it simple and not have to carry around a tablet or laptop or a PC and they can plug it into any kind of dumb device, they can have immediate access to all of their files through the cloud, access to the cloud is secure, okay. Once they pull out that USB, open a drive from whatever terminal they’re on, everything is wiped. There is no history behind. So, what happens is for portability that's why there is a big driver in doing this. What we do in combination with SPYRUS is allow for a very secure connection and secured protocols. We can do it through a federated or a non-federated approach for anyone. They've been working on their component part with Microsoft and they are regarded as one of the best solutions and what we're doing is we're taking two very fine solutions, putting them together and coming up with a very unique offering that gives a lot of trust to those people taking this Windows To Go capability on the road.

Mike Crawford: Okay. Thank you, and then last question relates to these pilot projects and the opportunity. You said this could lead to one million devices. What would be the timeframe that could happen, how roughly would you be getting paid for offering the service related to these devices, and may be anything you can say regarding the pace of ramp-up in providing that service. Thank you.

James McCubbin: Well, yes Mike, we can give you some of those answers. Right now there are pilot programs with a number of our partners that we will be starting up including SPYRUS and others in the end of the fourth quarter, beginning in the first quarter. The pilots will start with maybe a run rate of say like 300 devices per week at that and ramp up over 2015. When we looked at the entire universe of those pilots and what they would grow into, it represented—it represented more than a million units. We believe in the first half of the year a lot of that will be just getting them out there in smaller loads and expanding from there much more dramatically in the second half of the year. I believe for full deployment of that million plus, it could be taking us into 2016.

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Separately, we've identified also new leads for approximately five million devices through other opportunities with our partners and the partners are leading these efforts where we will be closing hopefully those opportunities up with our partners in 2015 and starting to move forward with those. Again, like I said in our prepared remarks, our partners believe that there is a very, very large universe for this…at least 100 million devices and growing. To further refine this a little bit farther, with Kyocera and their hardened devices for first responders, we believe that there is the potential for two million to four million users in the US, and we believe that the universe is up to 25 million users around the globe.

As we get into the different structured environments, and each partner kind of goes after a different area, Kyocera with more hardened structured devices, LG and AT&T after their band of non-corporate users, some of the others have different categories; one of our large users alone has about 262 sales channels alone that they are going to be wanting to push this through in 2015 and 2016. That's why they believe the marketplace is so large. They also are looking at—just to finish up this because there’s a lot of information that I do want to get on the 8-K, so it's in the public domain, before I go to LD Micro—it's very interesting to note that some of these large players are building teams of best-of-breed technologies. Remember we're just part of those teams. So, we have something unique. They may be adding other partners with different capabilities, so they can target it because a lot of these large organizations around the globe have needs that just aren’t addressing next generation identity management or just Cert-on-Device but they have many different needs, and they're addressing them by offering new portals and new things that consolidate TLM as well as managed mobile devices as well as managed mobile security devices and they're putting it together.

So, we're part of the collective as well, and some of the reasons we can't tell everybody who and what we're doing specifically is because these are strategic efforts led by these very, very large organizations and we do not want to cause any harm to the Company because of the opportunity and size of the opportunity that is there for us. I hope that helps. I know I threw out a lot out there.

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Steve Komar: Let me just add one comment and that is that I am not sure, Mike we answered your question about the pilots. The pilots are several. They span both the commercial and the government markets, and they are all scheduled for the first quarter of 2015 with the assumption that we will move to market immediately thereafter.

Mike Crawford: Thank you and the one other part of the question that was unanswered was how WidePoint gets paid. I suppose maybe on putting the cert on to the device and then for also providing the monthly service.

James McCubbin: Mike, right now there is going to be several different ways. One of it is a component where we will get paid either monthly, as part of the service fees are a component part from the partner, which could range from anywhere we believe from $1 to $5 a month. They also can have an option if they want to prepay it in advance for a year or three years. They can do that, representing maybe a slight discount where they’ll get maybe $0.25 off or $0.50 off of that forward payment. That's one way. The other way is if they're going to be using a certain chipset we're involved with, there may be a payment that we receive upfront or over the next six months, they design these into the motherboards where we'll get a portion of that fee as they bake it on and they bring it out. Then finally there will be other consulting services and wrap around services that we will have the opportunity to participate in, including some reselling capabilities and various other things just to make sure that these large enterprises get the solution that they need to have. So, we'll have some support capabilities as well.

Mike Crawford: Great. Thank you very much.

Steve Komar: You're welcome.

James McCubbin: Thank you.

Operator: Our next question comes from Mike Malouf with Craig-Hallum Capital Group.

Steve Komar: Hi, Mike.

Ross Licero: Hi, this is Ross Licero on for Mike. Just had another question about the pilot, you said it was a million potential devices from these customers. Could you give us an idea of how many devices are going to be rolled out just for the pilot?

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James McCubbin:Well, the pilots could have, of that million depending on the five or six different pilots, different amounts ranging anywhere from as low as 20,000 units to start, to 200,000. So, it's a range, and they're looking at in the fourth quarter beginning first quarter on the initiation. They're really looking at more wide propagation in the third quarter and that's what we can address at this moment in time. It's going to be a bit fluid. There is a not a lot we can do about that right now except for be prepared to scale.

Ross Licero: Okay, and you said it was average of $1 to $5 a month. What drives the ARPU that you're getting from that? What makes it one versus five?

James McCubbin: A lot of that just from what level of service and what level of security functionality that they're offering to acquirer, as well as volume discounting. The less amount, the higher the price, and that's an average range of one to five. There is some situations where those costs will be as high as $7 and $10. It really depends on what they want to add. They're paying more for lesser volumes and ranges. We're trying to take more of a conservative basis and guide lower because we believe as it scales, the price average points will be between that $1 and $5.

Ross Licero: Okay, great and looking towards that additional five million potential devices out there, what is the average size of those potential customers?

James McCubbin: They're very, very large client opportunities addressing large organizations with some big, big issues. We can't talk about that right now. We are in essence gagged because that's still a marketing and closing scenario. So, anything we say now could potentially harm us or harm our relationship. Remember we're not a lead.

Ross Licero: Great. Thanks for the color.

Steve Komar: Thanks.

Operator: Our next question comes from Greg Hillman with First Wilshire Securities Management.

Gregg Hillman: Yes, good afternoon gentlemen.

Steve Komar: Hi.

Gregg Hillman: Hey, yes, could you talk about the two competitors also have the credentialing and the public key infrastructure? I think they were Verisign and IdenTrust. Are they partnering with other people to provide like a similar solution to what you're doing in the Cert-on device?

James McCubbin: Well, right now we have a market lead in what we've done with our next generation identity management with our partners. We do not believe at this time they do. I am sure that--on Verisign--a lot of what they're doing with credentialing and everything is really focused on a lower level larger market place as it goes to maybe financials, as it goes to IdenTrust or others, they're going after maybe European and Middle Eastern leads and they're more focused on specific software solutions that they have. So, there are differentiations between all of us. We just have something that is very addressable for large organizations, that are interoperable, that have both legacy systems as well as new operating system environments and that's one of the unique capabilities what we can do.

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We can drive certs. We can offer machine to machine certs. We can offer a lot of different ways to achieve this and we believe we do have a first to market potential right now and that's one of the reasons we're pushing this so hard at this time, and one of the reasons that the large partners that are working with us have decided to work with us after looking at others.

Gregg Hillman: Okay, I noticed that the machines talking to one another, they're going to have like a huge number of Internet addresses, trillions. Is there any way you could participate in that? Do these machine things need to be secure where you are monitoring things remotely and optimizing things with, I don't know utilities and farm equipment and stuff like that? Can you play into that?

James McCubbin: We do have the capability to do what you're currently referring to as machine to machine. We tend to work and have been working with very high secured environments and very large devices such as like airplanes or satellites or things like that. In fact, they are quite—on our GSA Schedule you will see the price points are quite high, anywhere from I believe $195 to in excess of $600. So, we're more focused on the high security environment marketplace. But yes, we do have the potential to doing more with that. That's why I said our suite of next generation identity management services because it includes more than just a basic Cert-on-Device on a mobile phone.

Remember, we're addressing IP phones and cameras, we’re addressing point-of-sale terminals, we’re addressing machine to machine, we’re addressing various other ways to securitize to a credentialing federated and non-federated platform, across a multitude of different devices.

Gregg Hillman: Okay, and then finally, you mentioned very early in the conversation, Wave. What was that?

James McCubbin: Our partnership with Wave specifically enough addresses their TPM capabilities. You can utilize TPM on Microsoft devices to securitize credentialing, and so what it addresses is a specific marketplace. What we've done is we've partnered up with partners and others that address different verticals as well as different delivery devices and Wave is one of those because they've done a very good job at propagating TPM widely in laptops and depending on Microsoft’s approach it could be also utilized for phones and Microsoft is now pushing into this environment as well. So, there is some nice opportunities there for us and Wave.

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Wave is also partnering up with others on other toolsets as we are. So, it should be interesting for any organization within this Next Generation Identity Management environment. Please be aware that recent studies have suggested Next Generation Identity Management is going to grow from a marketplace of $7 billion to $42 billion over the next four or five years. That's how important and how large of an opportunity this marketplace is for many different players.

Gregg Hillman: Okay. Thanks very much.

Steve Komar: Thank you.

Operator: Once again, if you would like to ask a question or if you have a follow-up question press * one. We'll take our next question from Sam Donaldson, a private investor.

Sam Donaldson: Gentlemen, congratulations again for expanding the Company's reach and revenue. I think that the business plan that you came up with some time ago is really paying off, and I think it was the right thing to do to use the shelf a lot to raise the money, as you both said in order to service the new customers and this expanded reach. But that raises the question that in the future with all of this opportunity and all of these new customers that we hope are going to come on, how are you going to get the money to service them? Specifically, do you foresee in the next year or so, asking for more stock, which dilutes the stockholder’s equity, but in the long run I think would pay off? I just want to you hear you discuss the possibility that you'll go back to the well for additional stock one again fairly soon.

Steve Komar: Sure, Sam, it would be my pleasure to try and respond and thank you for the kind words. Yes, we're pretty excited about the opportunities and recognize that they are definitely multiple initiatives. When we sat down and basically set up our shelf and put this plan into play earlier this year, we looked ahead and looked at the four or five highest probability potentials, and thought through what it would take to not only handle the development, but also additional marketing initiatives, collateral, and we came up with a number that we would successfully achieve in our two public offerings and we believe that it is sufficient for anything except an absolute home run, which Jim was talking about hundreds of millions of devices. Should that come to pass in the next year and half, I suppose we might be in a position that we would have to consider going back to the markets, but that is not our plan. We don't think that it is a realistic probability.

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We think we have enough to do what we have to do to support all of the initiatives that are in place today, and I think the easy quick answer is, no, we don't plan to come back to the market, and now Jim is going to probably tell me that I am wrong, but that's what I believe.

James McCubbin: Sam, you’ve known me for a long time. We took down half the shelf in February of this year, specifically to raise money for the Soft-ex acquisition and to give us some funding, specifically for DHS. We had the opportunity where we could have pulled all of it down at that time. To be frank with you we did not because we were hoping that the efforts of Cert-on-Device were going to take a little bit longer, where we could have monetized DHS and as well as other opportunities so we wouldn’t have to raise any capital. The good news/bad news is the partners like the solution set and thought it would be additive and they pushed us a lot faster than we anticipated. So, we had to go back and do the second, but the reason we didn't do it all up front was because we were trying to have as many options not to dilute, even though it’s for growth capital and it would be additive and we were hoping the stock price is going to be higher. So, we wanted to wait. We just wanted every opportunity we could have to keep the dilution as small as possible.

Sam Donaldson: Well, I understand that and I think your answer is very reasonable, both of you. I thought it was the right thing to do, and in the future if capital is needed, certainly Jim if you get that whole hundreds of millions of devices, I'll be first one to say, float the money, get the money, service it. Anyone who thinks that you could expand the Company without reaching out with money, which in the short run dilutes something that's in the bottom line doesn’t belong in the business. I mean, here's Warren Buffett, he bought the railroad and already he’s got his billions back from buying the railroad and the projection is that man has once again proven why is he is there at the top of the heap. So, no misunderstanding. If it needs to be done, do it, but I just wanted to hear you discuss it as you have.

James McCubbin: Yes, Sam, I just—I am a shareholder myself. I want to give us every opportunity to improve our positions, and at least that’s my voice within the Company. So, we tend to be a little bit more pragmatic and wait until we really have to do something and we try to be wise about it. We don't like to waste money either and God knows you’ve seen me manage the balance sheet for a long time. It drives me crazy if I see waste.

Steve Komar: Okay, we appreciate your comments Sam and all we can do is tell you that we will shepherd that requirement very carefully for all the reasons we just talked about.

Sam Donaldson: Well, my last word today is I hate to sound like a college cheerleader, but go team go, so far better than so good, great, bye.

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Steve Komar: Thank you, Sam.

Operator: Our next question from John Harrell with Harrell & Associates.

John Harrell: Yes, good afternoon. With such a bright future, with so much money potentially on the table, will we see insiders purchase stock? How about guidance for a change, at least some sort of range.

James McCubbin: Well one, most of us have bought and created our positions and that's what we've done. I mean, we've already paid taxes and gone out of pocket and I myself have put everything I can put into it. I wish I was a wealthy man and if I was I would probably buy the whole Company. So, but to that point, we did the best that we can with what we have and also insider purchasing, we're very limited to do something when we're not aware of any insider information and those timetables are very difficult given everything we've been working on for the past couple of years. As we're always aware of something that would put us in harms ways. Our lawyers protect us as best they can and we have to balance that.

As it goes to guidance, we do have two analysts covering us. Mike Malouf with Craig-Hallum and Mike Crawford with B. Riley. They're exceptional analysts. They're putting out numbers in guidance. They do communicate with the Company. At this time, the Company has such great variability because of where we are and the timing, it's not in our best interest to cage us in because it's fluid right now. That's why we don't give specific guidance and we allow and rely upon our analysts to put that out for us, okay?

John Harrell: Your numbers seem to have been pretty close together the last few quarters. So, it seems like putting out guidance wouldn’t be that difficult.

Operator: We'll take our next question from Dennis Rook of OSF HealthCare Systems.

Steve Komar: Okay. Yes, Dennis.

Dennis Rook: Hi, forward-looking as the pilots take off, can you provide any more insight into the margins at each of the fields that you’ve been working with for further growth. Will they grow or will they dial back as the more devices you reach into move forward? I mean, will the margins grow as you get more devices or will they go down as you hit the million devices, two million devices, three million devices?

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Steve Komar: Well, I think to try and respond to that, clearly when we get into that kind of a volume environment, there would be an anticipation that there will be some drop associated with volume purchases. However, versus some of our historic businesses, I would say to you that our starting point in terms of expected margins from this new business will be substantially higher. So, what we're talking about, I don't want to be so brave as to say that we will be dealing with a software publishing environment and their margins, but we would be dealing with a very differentiated solution with what I would categorize as very attractive margins. Those might be diluted somewhat as we move into a high volume environment, but you know what, that's net-net good news.

Dennis Rook: Okay. Thank you.

Steve Komar: Thank you very much.

Operator: That does conclude our question-and-answer session. I would like to turn the call back to Steve Komar for closing remarks.

Steve Komar: Thank you, Operator. It appears we responded to all of our listeners’ questions. Operator, thanks for your assistance. As a closing comment, we just want to reiterate that we're very excited about WidePoint's business opportunity in the fourth quarter, but more importantly in 2015, including the further diversification of our revenues and the positive impact of our various initiatives. Our focus continues today at maximizing shareholder value and building a quality business and enterprise. So, until we speak again, we thank you very much for your continued interest and hope you have a very pleasant evening. Good night.

Operator: Once again, that does conclude today's call. We appreciate your participation.

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